EXHIBIT 99.3.1

INDEX TO PRO FORMA FINANCIAL INFORMATION

Page

Unaudited Pro Forma Condensed Combined Statement of Operations	2

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2004	3

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations	4

LOGICVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

          The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2004 combines the historical LogicVision, Inc. (“LogicVision” or the “Company”) and SiVerion, Inc. (“SiVerion”) statements of operations as if the acquisition of SiVerion, which occurred on November 5, 2004, had been completed on January 1, 2003 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Statements of Operations. The Unaudited Pro Forma Condensed Combined Statement of Operations combines the results of operations of LogicVision for the year ended December 31, 2004 and the results of operations of SiVerion from January 1, 2004 to the acquisition date of November 5, 2004.  The Unaudited Pro Forma Condensed Combined Financial Statements should be read together with the financial statements including the notes to these statements of LogicVision included in LogicVision’s Annual Report on Form 10-K for the year ended December 31, 2004 and the historical financial statements of SiVerion included in Exhibit 99.2 of Amendment 2 to this Current Report on Form 8-K/A.

          The Unaudited Pro Forma Condensed Combined statement of operations does not purport to represent what the actual results of operations of the combined businesses would have been if the acquisition of SiVerion had occurred on the dates indicated in the pro forma condensed combined statement of operations nor does this information purport to project the Company’s results or financial position for any future periods.

LOGICVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical LogicVision, Inc. Year Ended December 31, 2004	Historical SiVerion, Inc. Period from January 1, 2004 to November 5, 2004	Pro-forma adjustments		Pro-forma combined

Revenues:
License	$5,686	$59	$—		$5,745
Service	4,095	29	—		4,124
Product	313	—	—		313

Total revenues	10,094	88	—		10,182

Cost of revenues:
License	323	—	—		323
Service	2,616	—	—		2,616
Product	299	—	—		299

Total cost of revenues	3,238	—	—		3,238

Gross profit	6,856	88	—		6,944

Operating expenses:
Research and development	5,111	322	213	A	5,646
Sales and marketing	6,075	324	44	A	6,443
General and administrative	4,386	395	44	A	4,825

Total operating expenses	15,572	1,041	301		16,914

Loss from operations	(8,716)	(953)	(301)		(9,970)
Interest and other income, net	395	2	(30	)B	367

Loss before provision for income taxes	(8,321)	(951)	(331)		(9,603)
Provision for income taxes	67	—	—		67

Net loss	$(8,388)	$(951)	$(331)		$(9,670)

Net loss per common share, basic and diluted	$(0.51)				$(0.54)

Weighted average number of shares outstanding, basic and diluted	16,338		1,667		18,005

LOGICVISION, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Pro Forma Adjustments:

          Certain reclassifications have been made to conform SiVerion’s historical amounts to LogicVision’s financial statement presentation.  The accompanying unaudited condensed combined pro forma financial statements have been prepared to reflect the acquisition of SiVerion by LogicVision for an aggregate purchase price of $7.7 million as if the acquisition was completed as of January 1, 2003 for Statements of Operations purposes and reflect the following pro forma adjustments:

(A) To record amortization of finite lived intangible assets associated with the acquisition of SiVerion.

(B) To record a reduction in interest income earned due to cash consideration paid in connection with the acquisition.

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